Exhibit 99.1

Contact: Jerry Brooks, Vice President - Investor Relations, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2017

HOUSTON, April 27, 2017 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $94.0 thousand, or $0.00 per diluted share, for the three months ended March 31, 2017, versus net income of $36.8 million, or $0.97 per diluted share, for the first quarter of 2016. The first quarter 2017 results were negatively impacted by after-tax severance payments in the amount of $1.3 million, or $0.03 per diluted share, and a net loss from operations of TIW Corporation of $0.9 million, or $0.02 per diluted share. Though there was no material foreign currency gain or loss during the first quarter of 2017, the first quarter 2016 results were favorably impacted by an after-tax foreign exchange gain of $5.4 million, or $0.14 per diluted share.

In addition, total revenues were $119.2 million during the quarter ended March 31, 2017 compared to $166.6 million for the same period in 2016 and $106.1 million for the fourth quarter of 2016. Product bookings were approximately $71.1 million during the quarter ended March 31, 2017 compared to $32.2 million for the same period in 2016 and $62.7 million for the fourth quarter of 2016.

The Company’s backlog at March 31, 2017 was approximately $296 million, compared to its March 31, 2016 backlog of approximately $522 million and its December 31, 2016 backlog of approximately $318 million.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “Despite ongoing weakness in the offshore markets that we serve, we are pleased to report both increased revenues and product bookings during the first quarter of 2017 as compared to the fourth quarter of 2016. These results reflect the dedication and hard work by Dril-Quip employees around the world.

“Looking ahead, we plan to continue to minimize expenses and proceed with our forward-focused strategy, which includes the pursuit of acquisition candidates, the continuation of our research and development activities and the repurchase of shares on an opportunistic basis. We believe that these efforts, combined with our debt-free balance sheet and strong cash position, will serve the Company well as the industry rebounds.

“There is no doubt that the remainder of 2017 will be difficult for the offshore sector. However, we continue to believe that we will be net income and free cash flow positive for the year, barring any unexpected deterioration in market conditions.”

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, but which is particularly well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to possible acquisitions, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2017	2016

Revenues	$119,228	$166,561

Cost and expenses:
Cost of sales	82,440	93,096
Selling, general and administrative	25,808	13,221
Engineering and product development	11,850	10,901

	120,098	117,218

Operating income (loss)	(870)	49,343

Interest income	937	482
Interest expense	(15)	(4)

Income before income taxes	52	49,821
Income tax provision	(42)	13,052

Net income	$94	$36,769

Diluted earnings per share	$—	$0.97

Weighted average shares–diluted	37,693	37,847

Depreciation and amortization	$9,832	$7,775

Capital expenditures	$4,847	$7,732